Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES FIRST QUARTER RESULTS

SAN DIEGO, California, January 23, 2008 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the first quarter of fiscal 2008 ended December 29, 2007.

For the first quarter ended December 29, 2007:

•	Sales rose 13.9% to $238.2 million. Comparable store sales for the period increased 1.5%.

•	Diluted EPS were $0.56 as compared to $0.55 for the first quarter last year.

•	The cash balance at quarter end totaled $114.7 million.

New store openings:

•	The Company opened 8 new Charlotte Russe stores in the first quarter.

•	The target for fiscal 2008 is to open approximately 60 new stores.

Mark Hoffman, Chief Executive Officer, remarked: “We are pleased with the start of fiscal 2008 despite the challenging retail environment. However, we remain cautious given the overall macroeconomic climate. We continue to focus on delivering trend right product at great value to our targeted customer. At the same time, we are committed to driving productivity improvements in our business and we are actively pursuing opportunities in a number of areas.”

Mr. Hoffman continued, “We entered the second quarter well positioned in terms of inventory levels and spring forward content and we will continue our disciplined approach to inventory management throughout the year.”

“Based on our current outlook, the Company would guide investors to expect low single digit comparable store sales for the second quarter of fiscal 2008 and diluted earnings per share in the range of $0.12 to $0.15. This compares to diluted earnings per share of $0.15 for the second quarter of fiscal 2007. As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after January 23, 2008. Management does not expect to report on its second quarter financial performance, or to comment on it to the investment community, until after the financial results for the second quarter have been released on or about April 23, 2008.”

FINANCIAL RESULTS

Sales:

Net sales for the first quarter increased 13.9% to $238.2 million from $209.2 million for the first quarter last year. Comparable store sales increased 1.5% during the quarter.

Operating Income:

Operating income for the first quarter was $22.1 million as compared to $21.8 million for the same quarter last year, an increase of 1.6%.

Net Income:

Net Income for the first quarter was $14.0 million as compared to $13.9 million for the same quarter last year, an increase of 0.7%.

Earnings Per Share:

Diluted earnings per share for the first quarter were $0.56 as compared to $0.55 for the same quarter last year.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At December 29, 2007 the Company operated 440 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 2:00 p.m. Pacific Time which will be broadcast over the internet at http://www.charlotterusse.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 800-642-1687, ID: 9096620.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	First Quarter Ended
	December 29, 2007	December 30, 2006
Net sales	$238,219	$209,239
Cost of goods sold	171,033	149,563

Gross profit	67,186	59,676
Selling, general & administrative expenses	45,048	37,892

Operating income	22,138	21,784
Interest income, net	954	1,192

Income from operations before income taxes	23,092	22,976
Income tax expense	9,098	9,075

Net income	$13,994	$13,901

Earnings per share – basic:
Earnings per basic share	$0.56	$0.56

Earnings per share – diluted:
Earnings per diluted share	$0.56	$0.55

Basic weighted average shares outstanding	24,887	25,045
Diluted weighted average shares outstanding	25,015	25,372

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	December 29, 2007	December 30, 2006
ASSETS
Cash and cash equivalents	$114,703	$116,888
Inventories	46,621	39,498
Prepaid rent expense	11,477	9,752
Other current assets	8,378	9,036
Deferred tax assets	6,380	6,160

Total current assets	187,559	181,334
Fixed assets, net	211,934	182,026
Goodwill	28,790	28,790
Other assets	1,063	698
Deferred taxes	1,340	300

Total assets	$430,686	$393,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$28,909	$32,046
Accounts payable, other	4,967	5,898
Accrued payroll and related expense	5,371	4,485
Income and sales taxes payable	11,601	13,646
Other current liabilities	12,850	10,465

Total current liabilities	63,698	66,540
Deferred rent	104,698	97,048
Other Liabilities	762	—

Total liabilities	169,158	163,588
Total stockholders’ equity	261,528	229,560

Total liabilities and stockholders’ equity	$430,686	$393,148

CONTACT:	Patti Johnson Executive Vice President & Chief Financial Officer 858-490-2603 Joseph Teklits ICR, Inc. (203) 682-8258